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Exhibit 5.1

BakerHostetler	Baker & Hostetler LLP
303 East 17th Avenue Suite 1100 Denver, CO 80203-1264
T 303.861.0600
F 303.861.7805 www.bakerlaw.com

September 28, 2012

Uranium Resources, Inc.
405 State Highway Bypass 121
Building A, Suite 110
Lewisville, Texas 75067

Gentlemen:

        We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-3 of 53,114,307 shares of the Company's Common Stock, $0.001 Par Value (the "Shares"). The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

        We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes and Resolutions of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

        Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Registration Statement, will be validly issued and fully paid and nonassessable.

        We hereby consent to the use of this opinion as part of the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP

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  Exhibit 5.1